Exhibit 23

INDEPENDENT AUDITORS' CONSENTS

    We consent to the incorporation by reference in Registration Statement Nos. 333-56918 and 333-88525 on Form S-3, and 333-63101, 333-71990, 333-71992, 333-81134 and 333-93193 on Form S-8 of WPS Resources Corporation, of our report dated January 29, 2003, appearing in this Annual Report on Form 10-K of WPS Resources Corporation for the year ended December 31, 2002.

    We consent to the incorporation by reference in Registration Statement No. 333-97053 of Wisconsin Public Service Corporation on Form S-3, of our report dated January 29, 2003, appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 7, 2003